Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-72377, 333-105718, 333-126601, and 333-152756 on Form S-8 of our reports dated March 1, 2010, relating to the financial statements and financial statement schedule of Knight Transportation, Inc. and subsidiaries, and the effectiveness of Knight Transportation, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Knight Transportation, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

March 1, 2010

Phoenix, Arizona

Back to Form 10-K